Exhibit (c)(77)

Project Alpine Special Committee Materials – Series B Valuation August 26, 2018 CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Series B Valuation
SQ AMGP

CONFIDENTIAL DRAFT SUBJECT TO CHANGE

($ & values in millions, unless otherwise noted)

SQ AMGP & Series B Unit Valuation

	2018E	2019E	2020E	2021E	2022E
AM Distributions to IDR LLC	$144	$237	$357	$464	$592
Series B Take	(7)	(12)	(20)	(26)	(34)
Cash Distributions to AMGP	**$137**	**$224**	**$338**	**$438**	**$559**
G&A	(2)	(2)	(2)	(2)	(2)
Taxes	(34)	(56)	(85)	(111)	(141)
CAFD to AMGP Shareholders	**$101**	**$166**	**$251**	**$326**	**$416**
SQ AMGP Shares O/S	186.2	186.2	186.2	186.2	186.2
Dividend per Share	$0.54	$0.89	$1.35	$1.75	$2.23
Illustrative Yield	*5.5%*	*5.5%*	*5.5%*	*5.5%*	*5.5%*
AMGP Valuation	**$1,831**	**$3,019**	**$4,556**	**$5,924**	**$7,557**
Illustrative SQ AMGP Share Price	*$9.83*	*$16.21*	*$24.46*	*$31.81*	*$40.58*
Series B Valuation	**N/A**	**$61**	**$153**	**$235**	**$333**

Series B Valuation Sensitivities

SQ AMGP Yield	SQ AMGP Valuation[1]					Series B Valuation					AMGP Shares Issued[2]				
	2018E	2019E	2020E	2021E	2022E	2018E	2019E	2020E	2021E	2022E	2018E	2019E	2020E	2021E	2022E
7.0%	$1,438	$2,372	$3,579	$4,655	$5,937	N/A	$22	$95	$159	$236	NA	1.2	4.9	8.2	12.2
5.5%	$1,831	$3,019	$4,556	$5,924	$7,557	N/A	$61	$153	$235	$333	NA	3.2	7.9	12.2	17.2
4.0%	$2,517	$4,151	$6,264	$8,146	$10,390	$31	$129	$256	$369	$503	1.6	6.7	13.2	19.0	26.0
2.8%	$3,605	$5,945	$8,971	$11,666	$14,880	$96	$237	$418	$580	$773	5.0	12.2	21.6	30.0	39.9

Source: FactSet as of 8/21/2018.
(1) Represents public equity value before incorporation of Series B.
(2) AMGP shares issued at current AMGP share price of $19.36.

TUDOR PICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING

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Series B Valuation

PF AMGP at AMGP Proposal (1.775x All-in XR)

CONFIDENTIAL DRAFT SUBJECT TO CHANGE

($ & values in millions, unless otherwise noted)

PF AMGP & Series B Unit Valuation

	2018E[(1)]	2019E	2020E	2021E	2022E
Total Dividends to Shareholders	$472	$685	$887	$1,067	$1,283
Dividends per Share	$0.93	$1.35	$1.74	$2.10	$2.52
Illustrative Yield	*6.0%*	*6.0%*	*6.0%*	*6.0%*	*6.0%*
PF AMGP Valuation	**$7,864**	**$11,424**	**$14,780**	**$17,790**	**$21,384**
Illustrative PF AMGP Share Price	*$15.44*	*$22.42*	*$29.01*	*$34.92*	*$41.97*
PF AMGP Shares O/S	509.5	509.5	509.5	509.5	509.5
Series B Ownership %	3.6%	3.6%	3.6%	3.6%	3.6%
Series B Valuation	**$286**	**$415**	**$537**	**$646**	**$777**

Series B Valuation Sensitivities

PF AMGP Yield	PF AMGP Valuation					Series B Valuation					AMGP Shares Issued				
	2018E[(1)]	2019E	2020E	2021E	2022E	2018E[(1)]	2019E	2020E	2021E	2022E	2018E[(1)]	2019E	2020E	2021E	2022E
7.0%	$6,741	$9,792	$12,669	$15,249	$18,329	$245	$356	$460	$554	$666	18.5	18.5	18.5	18.5	18.5
6.0%	$7,864	$11,424	$14,780	$17,790	$21,384	$286	$415	$537	$646	$777	18.5	18.5	18.5	18.5	18.5
5.0%	$9,437	$13,709	$17,736	$21,348	$25,661	$343	$498	$644	$775	$932	18.5	18.5	18.5	18.5	18.5

Source: FactSet as of 8/21/2018.

Note: AMGP proposal consideration consists of 1.620x XR and a cash consideration of $3.00 / unit.

(1) 2018E total cash flow available for distribution represents 2H 2018 annualized.

TUDOR PICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING

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Series B Restructuring Alternatives Financial operating performance metrics (level of 4 Allow optionholders to purchase shares at a strike price Flexibility on terms. Illustrative terms such as Type: call option to buy shares Term: 5 years Strike Price: at market upon issuance Style: American (exercisable at any point from issuance until expiration) Can be settled in cash or shares Earnouts more typical in private deals; contingent value rights (“CVRs”) allow earnout proceeds to be allocated to a broad group of shareholders Potential triggers include Operational events DCF) Share price performance Can be settled in cash or shares Standard structure for compensating management Can incentivize management; alignment for price appreciation Value will largely depend on share price performance Effective tool for aligning incentives Can structure with option for company to settle in equity or cash, which may allow minimization of equity dilution Will immediately and clearly crystalize potential value Considerations Description Options Earn-out / Contingent Value Right Potential structure to propose to Series B unitholders in exchange for the value negotiated above the “contractually obligated” level, currently estimated to be 4.96mm units (or ~$96mm) CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Series B Options Alternative Analysis ($ & values in millions, unless otherwise noted) Black-Scholes Valuation of AMGP Shares(1) Call Option Premiums at Various Strike Prices, ($/Option) $24.36 $21.86 $19.36 $16.86 $14.36 Stock AMGP Tenor (Years) 5 3 Strike Price $19.36 Vesting I mmediate 5 Volatility 26% Risk-free Rate 2.86% Calc ulated Pric e $4.43 7 Options Required to Cover Valuation Premium Calculation of Options Required to Make Series B Unitholders Whole for 18.5mm Consideration Series B Currently Negotiated AM GP Shares to be Issued 18.5 $24.36 $21.86 $19.36 $16.86 $14.36 AM GP Share Pric e $19.36 3 Current Contrac tual Value Inc remental Value Required Value of a 5-Year at the M arket O ption $96.3 $261.9 $4.43 5 7 Source: FactSet as of 8/21/2018. (1) Bloomberg discrete Black-Scholes option valuation software used for Series B Options Valuation. (2) 2018E Total Distributions to Shareholders represents 2H 2018 annualized. 5 O ptions Required at Current Strike & 5-Year Tenor 59.1 Currently Negotiated Value of Series B $358.2 142.8 102.3 74.2 54.7 41.3 93.9 74.4 59.1 47.1 37.7 73.9 61.6 51.2 42.6 35.4 Tenor Strik e Pric e $1.83 $2.56 $3.53 $4.78 $6.34 $2.79 $3.52 $4.43 $5.56 $6.94 $3.54 $4.25 $5.11 $6.15 $7.40 Tenor Strik e Pric e Value Component CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Series B Options Alternative Analysis (Cont.) SUBJECT TO CHANGE ($ in millions, unless otherwise noted) Shares Issued for Contractual Value of Series B + Option Exercise 2018E 2019E 2020E 2021E 2022E Dividends per Share(1) Total Distributions to Shareholders Illustrative Yield $0.95 $472 6.0% $1.38 $685 6.0% $1.79 $887 6.0% $2.15 $1,067 6.0% $2.59 $1,283 6.0% 2018E 2019E 2020E 2021E 2022E 3 5 7 PF A MGP Shares O/S (Inc . Series B) Series B Contractual Shares 495.9 4.97 495.9 4.97 495.9 4.97 495.9 4.97 495.9 4.97 FD Illustrative PF AMGP Share Price(2) Total Series B Ownership % in PF AMGP 2018E 2019E 2020E 2021E 2022E 2018E 2019E 2020E 2021E 2022E 3 5 7 3 5 7 Shares Issued for Options Exercise Using TSM(3) Value of Total Series B Consideration Over Time(4) 2018E 2019E 2020E 2021E 2022E 2018E 2019E 2020E 2021E 2022E 3 5 7 3 5 7 Source: FactSet as of 8/21/2018. (1) (2) (3) (4) Represents dividends per share prior to options being exercised. Includes the net dilution of shares issued for options exercised. Net dilution assumes options are exercised at the FD illustrative PF AMGP share price and proceeds from the $19.36 strike price used to buy back shares. Value of Series B consideration is based on the FD illustrative PF AMGP future share price and total shares issued for contractual value of Series B and options exercise each year. 6 0.010.523.731.6NA 0.08.619.225.530.9 0.07.516.822.327.0 Tenor $79 $350 $816 $1,234 NA $79 $307 $694 $1,041 $1,456 $79 $284 $628 $937 $1,306 Tenor Year Year $15.86$22.56$28.44$33.72NA $15.86$22.64$28.69$34.12$40.59 $15.86$22.69$28.82$34.33$40.89 Tenor 1.0% 3.1% 5.5% 6.9% NA 1.0% 2.7% 4.7% 5.9% 6.8% 1.0% 2.5% 4.3% 5.3% 6.1% Tenor FD Illustrative PF AM GP Share Price Total Series B % Ownership in PF AM GP PF A MGP V aluation $7,864 $11,424 $14,780 $17,790 $21,384 5.0 15.5 28.7 36.6 NA 5.0 13.5 24.2 30.5 35.9 5.0 12.5 21.8 27.3 31.9 Tenor Year CONFIDENTIAL DRAFT

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